Exhibit 99.3

SECOND AMENDMENT TO THE

BLOCKBUSTER INC.

2004 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 6, 2004)

THIS SECOND AMENDMENT (the “Second Amendment”) to the Blockbuster Inc. 2004 Long-Term Management Incentive Plan, as amended through October 6, 2004 (the “Plan”), is made and is effective May 28, 2009 (the “Effective Date”), by Blockbuster Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Article XI of the Plan provides that no alteration or amendment of the Plan will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange;

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is desirable to amend the Plan in order to increase the total aggregate number of shares of Common Stock that may be subject to Awards under the Plan by 17,787,954 shares, which is equal to the number of shares that will no longer be available to the Company for issuance under the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan, as amended through October 6, 2004 (the “1999 Plan”), upon the expiration of the 1999 Plan on July 15, 2009 (the “Amendment”); and

WHEREAS, the Amendment was approved by the Company’s stockholders on May 28, 2009.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1. The first sentence of Section 1.5 of the Plan is hereby deleted and replaced in its entirety with the following:

The total aggregate number of shares of Common Stock that may be subject to Awards under the Plan (the “Section 1.5 Limit”) since its inception shall be 37,787,954 shares, subject to adjustment pursuant to Article IX hereof.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date.

BLOCKBUSTER INC.

By:	/s/ Kim Alleman
Kim Alleman, Senior Vice President